FROM PAUL RICHTER

                                 October 3, 2000

Board of Directors
Socrates Technologies Corporation
8133 Leesburg Pike, Suite 770
Vienna, Virginia 22182
         RE:   RESIGNATION AS A DIRECTOR
               BY HAND

Dear Board Members:

         I hereby resign as a director of Socrates Technologies Corporation (Company), effective 12 Noon, local time, on Tuesday, October 3, 2000.

         I am resigning to devote my full-time and attention to my duties as President of Technet Computer Services, Inc., a subsidiary of the Company; General Counsel and Secretary to Networkland, Inc., a subsidiary of the Company; General Counsel and Secretary of the Company and the sole executive of the following Company subsidiaries: Expert, Inc., Socrates Technologies, Inc., and JMR Distributors, Inc. With the limited number of officers on hand to deal with the variety of tasks and issues facing the Company and its subsidiaries, the Company needs each officer to focus on growing and developing the profitability of his assigned operations or the performance of his assigned duties.

         Like any public company, the Company and its public shareholders are best served by a board made up of experienced, independent directors and senior officers --- each accepting the responsibilities of their respective offices and the challenge of leadership without excuses and each remaining faithful to their respective duties to the public shareholders.

         I look forward to supporting the new board in its efforts to make the Company and its operations profitable in the near future. Since joining the Company in December 1996, I have always tried to promote the best interests of the public shareholders of the Company. As such, I have advocated and supported periodic, remedial reviews of management, financial, corporate governance systems, policies and controls. I encourage the new board to remain faithful to the spirit behind such reviews and to remain committed to protecting and promoting the best interests of the public shareholders.

         Pursuant to instruction (e) for Item 6 of Form 8-K, I hereby request that this letter be filed as an exhibit to the Company's Form 8-K that discloses my resignation as a director of the Company.

Respectfully

/s/ Paul W. Richter
-------------------
Paul W. Richter